Management Agreement

To:	Mutual Fund Series Trust
17605 Wright Street
Omaha, NE 68130

Dear Board Members:

You have engaged Eventide Asset Management, LLC (“Eventide”) to act as the sole investment adviser to the Eventide Funds listed on Exhibit A (each a “Fund” and together the “Funds”) pursuant to a Management Agreement dated as of June 30, 2008 (the “Agreement”) as amended.

Eventide hereby contractually agrees to waive management fees and/or reimburse the Funds for expenses they incur, but only to the extent necessary to maintain each Fund’s total annual operating expenses (excluding any front-end or contingent deferred loads, taxes, leverage interest, brokerage commissions, expenses incurred in connection with any merger or reorganization, dividend expense on securities sold short, underlying fund fees and expenses or extraordinary expenses such as litigation) at the percentage of average daily net assets and term as stated in Exhibit A for each Fund.

This agreement shall remain in effect for a Fund until at least the date set forth on Exhibit A, unless terminated sooner as provided herein, and shall continue in effect for successive twelve-month periods, provided that such continuance is specifically approved by a majority of the Trustees of the Mutual Fund Series Trust (the “Trust”). This agreement may only be terminated by the Fund’s Board of Trustees on 60 days’ written notice to Eventide and upon the termination of the Management Agreement between the Trust and Eventide.

Any waiver or reimbursement by us is subject to repayment by the applicable Fund within the three fiscal years following the date of the waiver and/or reimbursement, if such recoupment can be achieved within the lesser of the expense limitation in place at the time of waiver/reimbursement and the expense limitation in place at the time of recapture.

Very truly yours,

EVENTIDE ASSET MANAGEMENT, LLC

By:
Robin John, Chief Executive Officer

The foregoing Agreement is hereby accepted.

MUTUAL FUND SERIES TRUST

By:
Jerry Szilagyi, President

Dated: August 14, 2019

Fund	Percent of Net Assets	Term
Eventide Gilead Fund	Class A – 1.67% Class C – 2.42% Class I – 1.42% Class N – 1.62% Class T – 1.67%	October 31, 2020
Eventide Healthcare and Life Sciences Fund	Class A – 1.68% Class C – 2.43% Class I – 1.43% Class N – 1.63% Class T – 1.68%	October 31, 2020
Eventide Multi-Asset Income Fund	Class A – 1.20% Class C – 1.95% Class I – 0.95% Class N – 1.15% Class T – 1.20%	October 31, 2020
Eventide Global Dividend Opportunities Fund	Class A – 1.20% Class C – 1.95% Class I – 0.95% Class N – 1.15% Class T – 1.20%	October 31, 2020
Eventide Limited-Term Bond Fund	Class A – 0.80% Class C – 1.55% Class I – 0.55% Class N – 0.75% Class T – 0.80%	October 31, 2020